Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-156252

April 21, 2010

PROSPECTUS SUPPLEMENT NO. 7

1,872,780 SHARES OF COMMON STOCK

BIOCANCELL THERAPEUTICS INC.

This prospectus supplement amends the prospectus dated June 22, 2009 to allow certain stockholders or their pledgees, donees, transferees, or other successors in interest (the “Selling Stockholders”), to sell, from time to time, up to 1,872,780 shares of our common stock.

We will not receive any proceeds from any such sale of these shares.

This prospectus supplement is being filed to include the information set forth in the Current Reports on Form 8-K filed on March 11, 2010 and April 21, 2010, respectively, set forth below. This prospectus supplement should be read in conjunction with the prospectus dated June 22, 2009 which is to be delivered with this prospectus supplement.

Our common stock is listed on the Tel Aviv Stock Exchange under the ticker symbol “BICL.” On April 20, 2010, the last reported sale price per share of our common stock was 3.11 NIS (approximately $0.84) per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 7 is April 21, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 11, 2010 (March 7, 2010)
_______________

BIOCANCELL THERAPEUTICS INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-156252	20-4630076
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem, Israel, 97775
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-548-6555

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer

On March 7, 2010, following the recommendations of the Compensation and Audit Committees, the Board of Directors appointed current director Mr. Doron Nevo as Chairman of the Board, and approved a compensation package including an allocation of 168,750 options (subject to approval of the TASE) at an exercise price of NIS 3.51 (the 22-day average closing price of the Company's shares on the TASE, and approximately $0.94) which shall vest over twelve calendar quarters, with an acceleration such that if he is removed from the position of Chairman (except for cause) in the first year, a total of 56,250 options will be vested, and if he is removed (except for cause) thereafter, whatever is already vested shall remain so, and an additional 14,063 options shall vest. Additionally, he shall receive a cash payment of NIS 31,700 (approximately $8,458) per year paid quarterly, plus NIS 2,120 (approximately $566) per day in which he participates in meetings of the Board or any committee of which he is a member. VAT will be added to these sums if applicable. He shall also receive a per diem payment of $750 plus expenses for up to 10 days of overseas travel annually without further coordination with the Board.

Mr. Nevo currently serves on a number of boards of directors of companies in various fields, including Audiocodes, Ltd., Elcom Technologies, Notox, Ltd. and Etgar Investment Portfolios Corp. Ltd. He has served as CEO of KiloLambda Technologies, Ltd. since 2001, and holds a B.Sc. in Electrical Engineering from the Technion in Haifa, Israel, and an M.Sc. in Telecommunications Management from Brooklyn Polytechnic.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCANCELL THERAPEUTICS, INC.

Dated: March 11, 2010	By:	/s/ Avraham Hampel
Avraham Hampel
Company Secretary

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 21, 2010 (April 15, 2010)
_______________

BIOCANCELL THERAPEUTICS INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-156252	20-4630076
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem, Israel, 97775
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-548-6555

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer

As part of its continued efforts to improve financial efficiency, on April 15, 2010, BioCancell Therapeutics, Inc. terminated the services of Mr. Moshe Landsberg, Vice President of Technology, effective July 15, 2010. Mr. Landsberg's current duties, including responsibility for manufacturing, logistics and quality assurance, will thereafter be performed by other members of BioCancell's management.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCANCELL THERAPEUTICS, INC.

Dated: April 21, 2010	By:	/s/ Avraham Hampel
Avraham Hampel
Company Secretary